COAST CASINOS, INC. ANNOUNCES AGREEMENT WITH     ORANGE COUNTY DEVELOPMENT, LLC.

LAS VEGAS, NV Date: November 17, 2003 For Immediate Release

Indiana contact:	Michael J. Messaglia Krieg DeVault LLP (317) 238-6249
Nevada contact:	Gage Parrish, Vice President and Chief Financial Officer Coast Casinos, Inc. (702) 365-7111

        Coast Casinos, Inc., announced today that its operating subsidiary, Coast Hotels and Casinos, Inc., had acquired an ownership interest in Orange County Development, LLC, a limited liability company formed to pursue the operating agent contract that will be awarded by the Indiana Gaming Commission for a proposed riverboat gaming operation in Orange County, Indiana. The facility will be located in or near the towns of French Lick and West Baden Springs, Indiana, in an area designated by the State of Indiana as a Historic Hotel District.

        Coast will be the manager of Orange County Development, LLC, which includes among its current members Larry Bird, a native of French Lick. Bird, a former professional basketball player, commented, “I’m excited about Orange County Development entering into an agreement with Coast Hotels and Casinos. This brings us closer to our goal of creating much-needed new jobs and generating revenues to help revitalize the Springs Valley area.”

        Coast Hotels and Casinos is a Las Vegas, Nevada-based gaming company that owns and operates four Las Vegas hotel-casinos, The Orleans, the Gold Coast, the Suncoast and the Barbary Coast. Collectively, the hotel-casinos include over 8,000 slot machines, 212 gaming tables, 2,750 hotel rooms and employ approximately 7,500 people. Coast Chairman and CEO, Michael Gaughan, who has over 40 years of experience in the gaming business, is excited about the project in Indiana. He commented, “We think that gaming is a good fit for south-central Indiana and look forward to presenting our credentials to the French Lick – West Baden Springs Historic Hotel Preservation Commission as well as to the Indiana Gaming Commission. We certainly hope one day to have the opportunity to develop a facility that will benefit the residents of Orange County and the State of Indiana.”

        Orange County Development is an Indiana LLC organized to pursue a gaming operation in Orange County, Indiana. Besides Larry Bird, its members include House Financial, LLC, former Nevada Governor Robert F. List and Indiana businessmen Lucien H. Meis and William T. Kelsey. Meis, a lifelong resident of Indiana and a business partner of Larry Bird, commented on the agreement with Coast, saying, “We’ve been in discussions with several gaming companies to develop and run the riverboat operation should we be awarded the operating agent contract. As part of the process, we engaged in extensive due diligence to find an operator with a reputation of good character, quality operations and financial integrity. In choosing to partner with Coast and Michael Gaughan, we found a company with an impeccable reputation for quality, value, customer satisfaction, employee relations and community service.”

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